Exhibit 5.2

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, NY 10004-2498
LOS ANGELES • PALO ALTO • WASHINGTON, D.C. FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

September 24, 2009

MF Global Ltd.,

    717 Fifth Avenue,

        New York, NY 10022.

Ladies and Gentlemen:

We are acting as counsel to MF Global Ltd., a Bermuda exempted company (the “Company”), in connection with the filing today by the Company of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement registers the following securities of the Company: (i) senior and subordinated debt securities of the Company (the “Debt Securities”), (ii) common shares of the Company, par value $1.00 per share (the “Common Shares”), including those initially issuable upon conversion, exercise or exchange of any Debt Securities, Preference Shares or Warrants that are convertible into, or exercisable or exchangeable for, Common Shares, and the related stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of July 9, 2007 and amended as of May 20, 2008, (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent; (iii) preference shares of the Company, par value $1.00 per share (the “Preference Shares”), including those initially issuable upon conversion, exercise or exchange of any Debt Securities, Preference Shares or Warrants that are convertible into, or exercisable or exchangeable for, Preference Shares; and (iv) warrants to purchase Debt Securities, Common Shares or Preference Shares of the Company (the “Warrants”). The Debt Securities, the Common Shares, the Rights, the Preference Shares and the Warrants are collectively referred to as the “Securities”.

In connection with the filing of the Registration Statement, we, as your counsel, have examined such corporate records, certificates and other documents, including the resolutions of the Board of Directors of the Company (the “Company Resolutions”), authorizing the issuance of the Securities, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

(1) Debt Securities. When the Registration Statement has become effective under the Act, when an indenture relating to the Debt Securities has been duly authorized, executed and delivered, when the terms of such Debt Securities and of their issuance and sale

MF Global Ltd.

have been duly established in conformity with the applicable indenture (the “Applicable Indenture”) and when such Debt Securities have been duly executed and authenticated in accordance with the Applicable Indenture and issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted in the Company Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Debt Securities covered by the opinion in this paragraph include any Debt Securities issuable upon exercise of any Warrants that are exercisable for Debt Securities.

(2) Warrants. When the Registration Statement has become effective under the Act, when the terms of the warrant agreement under which the Warrants are to be issued have been duly established and the warrant agreement has been duly authorized, executed and delivered, when the terms of such Warrants and of their issuance and sale have been duly established in conformity with the applicable warrant agreement and when such Warrants have been duly executed and authenticated in accordance with the applicable warrant agreement and issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted in the Company Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, such Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

MF Global Ltd.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend on various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date. For purposes of this opinion, we have, with your approval, assumed that (i) the Company has been duly incorporated and is an existing corporation under the laws of Bermuda, (ii) the Applicable Indenture and each warrant agreement has or will be duly authorized, issued and delivered by the Company insofar as the laws of Bermuda are concerned and (iii) the Securities will be duly authorized, executed and delivered by the Company as a matter of Bermuda law.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed that each Applicable Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified. We have assumed, without independent verification, that the signatures on all documents examined by us are genuine.

MF Global Ltd.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP